Exhibit 99.1

News Release

Contact:	David Amy, EVP & CFO
Lucy Rutishauser, VP-Corporate Finance & Treasurer
(410) 568-1500

Sinclair Announces Early Tender Results
and Receipt of Required Consents for 8% Notes

(BALTIMORE)  October 4, 2010 — Sinclair Broadcast Group, Inc. (“Sinclair”) (Nasdaq: SBGI) today announced the early tender offer and consent solicitation results of the previously announced offer to purchase and solicitation of consents by Sinclair Television Group, Inc., its wholly-owned subsidiary (“STG”), for any and all of STG’s outstanding 8.0% Senior Subordinated Notes due 2012 (CUSIP No. 829226AM1) (the “Notes”).  As of 12:00 midnight, New York City time on October 1, 2010 (the “Early Tender Premium Deadline”), holders representing approximately 78.1% ($175.6 million) in principal amount of the Notes had validly tendered and not validly withdrawn their Notes.  Also, as of the Early Tender Premium Deadline, STG received the Required Consents in order to approve the proposed amendments to the indenture governing the Notes.

Under the terms of the tender offer, any Notes validly tendered and not validly withdrawn at or prior to the Early Tender Premium Deadline will be purchased at a purchase price of $1,002.50 per $1,000 in principal amount of the Notes.  Any Notes validly tendered after the Early Tender Premium Deadline but on or prior to 12:00 midnight, New York City time, October 18, 2010 (the “Expiration Date”) will be purchased at a purchase price of $972.50 per $1,000 in principal amount.  The purchase price for the Notes tendered at or prior to the Early Tender Premium Deadline includes an early tender premium of $30.00 per $1,000 in principal amount. All withdrawal rights expired as of the Early Tender Premium Deadline.

As part of the tender offer, STG is also soliciting consents from the holders of the Notes for certain proposed amendments that would eliminate substantially all of the restrictive covenants and events of default. Adoption of the proposed amendments requires the consent of the holders of at least a majority in aggregate principal amount of the outstanding Notes (the “Required Consents”). Holders that validly tender their Notes will be deemed to have delivered their consents to the proposed amendments. Holders may not tender their Notes without delivering their consents to the proposed amendments and may not deliver their consents without tendering their Notes. As of the Early Tender Premium Deadline, STG received the Required Consents in order to approve the proposed amendments to the indenture governing the Notes.  Specific terms and conditions of the tender offer and consent solicitation are included in the Offer to Purchase and Consent Solicitation Statement, dated September 20, 2010 (the “Statement”).

Pursuant to the terms of the tender offer, all of the Notes not tendered will remain outstanding, and the holders of untendered Notes will no longer be entitled to the benefits of the restrictive covenants and other provisions contained in the indenture governing the Notes that will be eliminated by the proposed amendments.

STG expects to settle payment for the Notes tendered at or prior to the Early Tender Premium Deadline on or around October 4, 2010 and STG expects to settle payment for the Notes validly tendered after the Early Tender Premium Deadline promptly following the Expiration Date. STG is financing the tender offer with the proceeds from its recent private placement of $250 million aggregate principal amount of 8.375% senior unsecured notes due 2018.

Copies of the tender offer documents can be obtained by contacting MacKenzie Partners, Inc., the Information Agent for the tender offer, at (212)-929-5500.

J.P. Morgan Securities LLC is acting as Dealer Manager for the tender offer.  Questions concerning the tender offer may be directed to J.P. Morgan Securities LLC at (800) 261-5767. U.S. Bank National Association has been appointed to act as the depositary for the tender offer.

None of Sinclair or STG, including the Board of Directors of each, the Information Agent, the Dealer Manager, the Depositary or any other person, has made or makes any recommendation as to whether holders of the Notes should tender, or refrain from tendering, all or any portion of their Notes pursuant to the tender offer, and no one has been authorized to make such a recommendation.  Holders of the Notes must make their own decisions as to whether to tender their Notes.

This press release shall not constitute an offer to purchase or a solicitation of an offer to sell any securities, including the Notes. The tender offer is being made only pursuant to the terms of the Statement and related materials, including the Consent and Letter of Transmittal.  Holders of the Notes should read carefully the Statement and related materials, including the Consent and Letter of Transmittal, because they contain important information.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the senior unsecured notes, nor shall there be any offer or sale of the senior unsecured notes in any state or jurisdiction in which such offer, solicitation or sale would be unlawful.

Sinclair Broadcast Group, Inc., one of the largest and most diversified television broadcasting companies, currently owns and operates, programs or provides sales services to 58 television stations in 35 markets.  The Company’s television group reaches approximately 22% of U.S. television households and includes FOX, ABC, CBS, NBC, MNT and CW affiliates.  The Company regularly uses its website as a key source of Company information and can be accessed at www.sbgi.net.

Forward-Looking Statements:

The matters discussed in this press release include forward-looking statements regarding, among other things, future operating results.  When used, the words “outlook,” “intends to,” believes,” “anticipates,” “expects,” “achieves,” and similar expressions are intended to identify forward-looking statements and information.  Such forward-looking information is subject to a number of risks and uncertainties.  Actual results in the future could differ materially and adversely from those set forth in the forward-looking information as a result of various important factors, including and in addition to the assumptions set forth therein, but not limited to, the impact of changes in national and regional economies, the volatility in the U.S. and global economies and financial credit markets which impact Sinclair’s ability to forecast or refinance its indebtedness as it comes due, successful execution of outsourcing agreements, pricing and demand fluctuations in local and national advertising, volatility in programming costs, the market acceptance of new programming, the CW Television and MyNetworkTV programming, Sinclair’s news share strategy, local sales initiatives, the execution of retransmission consent agreements, Sinclair’s ability to identify and consummate investments in attractive non-television assets and to achieve anticipated returns on those investments once consummated, and the other risk factors set forth in Sinclair’s recent Current Reports on Form 8-K, Quarterly Reports on Form 10-Q and Annual Report on Form 10-K, as filed with the Securities and Exchange Commission.  There can be no assurance that the assumptions and other factors referred to will occur.  Sinclair undertakes no obligation to update such forward-looking information in the future except as required by law.

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